Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of the Financial Institutions, Inc. 401(k) Plan:

We consent to incorporation by reference in the Registration Statement (File No. 333-87338) on Form S-8 of Financial Institutions, Inc. of our report dated June 23, 2016 with respect to the statements of net assets available for benefits of Financial Institutions, Inc. 401(k) Plan as of December 31, 2015 and 2014, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule of Assets (Held at End of Year) as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of Financial Institutions, Inc. 401(k) Plan.

/s/ Bonadio & Co., LLP

Amherst, New York

June 24, 2016